As filed with the Securities and Exchange Commission on August 9, 2024

Registration No. 333-280045

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ITERUM THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

Ireland	2834	98-1283148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Fitzwilliam Court 1st Floor,

Leeson Close,

Dublin 2,

Ireland

(Address of principal executive offices)

Not Applicable

(Zip Code)

+353 1 6694820

(Telephone number, including area code, of agent for service)

Corey N. Fishman

President and Chief Executive Officer

200 South Wacker Drive, Suite 3100

Chicago, Illinois 60606

(312) 778-6070

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian A. Johnson Ryan S. Brewer Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, New York 10007 Telephone: (212) 230-8800	Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This filing constitutes a Post-Effective Amendment to the Registration Statement on Form S-1 (File No. 333-280045), which was initially declared effective on July 19, 2024. This Post-Effective Amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended (the “Securities Act”), on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act, may determine.

DEREGISTRATION OF

UNSOLD SECURITIES

On July 17, 2024, Iterum Therapeutics plc (the “Company”) filed a registration statement on Form S-1 (File No. 333-280045) (as amended, the “Registration Statement”), with respect to the registration of 8,503,800 units (“Units”), each whole Unit consisting of (a) one ordinary share, nominal value $0.01 per share (the “ordinary shares”), (b) a warrant to purchase 0.5 ordinary shares, at an exercise price of $1.21 per whole Ordinary Share from the date of issuance through its expiration one year from the date of issuance (the “1-year warrants”) and (c) a warrant to purchase one Ordinary Share, at an exercise price of $1.21 per whole Ordinary Share from the date of issuance through its expiration five years from the date of issuance (the “5-year warrants” and, together with the 1-year warrants, the “Warrants”) to holders of the Company’s ordinary shares and warrants that had contractual rights to participate in the offering, which had not been waived. The Registration Statement covered 8,503,800 ordinary shares, 1-year warrants to purchase up to 4,251,900 ordinary shares and 5-year warrants to purchase up to 8,503,800 ordinary shares included in the Units. The Registration Statement also covered 12,755,700 ordinary shares issuable upon exercise of the Warrants included in the Units (the “Warrant Shares”). The Registration Statement was declared effective on July  19, 2024. As reported in its Current Report on Form 8-K filed August 6, 2024, subscription rights for an aggregate of 6,121,965 Units were validly subscribed for by holders of such subscription rights, resulting in the issuance of 6,121,965 ordinary shares, 1-year warrants to purchase up to 3,060,982 ordinary shares and 5-year warrants to purchase up to 6,121,965 ordinary shares.

In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities remaining unsold at the termination of the offering, the Company hereby removes from the Registration Statement the 2,381,835 Units, consisting of 2,381,835 ordinary shares, 1-year warrants to purchase up to 1,190,918 ordinary shares, 5-year warrants to purchase up to 2,381,835 ordinary shares and 3,572,753 Warrant Shares (together with such indeterminate number of Ordinary Shares as may have become issuable upon exercise of the Warrants registered pursuant to Rule 416) that were registered but unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 9, 2024.

ITERUM THERAPEUTICS PLC

By:	/s/ Corey N. Fishman
Name: Corey N. Fishman
Title: President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1.